Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 22, 2003, except for the information in Note U as to which the date is January 30, 2003 relating to the financial statements and financial statement schedule, which appears in TECO Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, FL
November 4, 2003